SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)

                          Consolidated Graphics, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  209341 10 6
                       -----------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  209341 10 6                        PAGE   2   OF   5  PAGES
         -----------------                          -----    ----
---------------------------------------  --------------------------------------
      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Joe Robert Davis, S.S.No. ###-##-####
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      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                       Not applicable                                 (b) [ ]
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      3         SEC USE ONLY

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      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         U.S.
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                               5          SOLE VOTING POWER
                                                   2,000,000
             NUMBER OF         -------------------------------------------------
              SHARES           6          SHARED VOTING POWER
           BENEFICIALLY                            None
             OWNED BY          -------------------------------------------------
               EACH            7          SOLE DISPOSITIVE POWER
             REPORTING                             2,000,000
              PERSON           -------------------------------------------------
               WITH            8          SHARED DISPOSITIVE POWER
                                                    None
                               -------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         2,000,000
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      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                         Not applicable
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      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         approximately 16%
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           TYPE OF REPORTING PERSON*
      12                 IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
    Item 1(a)          NAME OF ISSUER:               Consolidated Graphics, Inc.
    Item 1(b)          ADDRESS OF ISSUER'S           2210 W. Dallas Street
                       PRINCIPAL EXECUTIVE OFFICES:  Houston, Texas  77019
ITEM 2.
    Item 2(a)          NAME OF PERSON FILING:        Joe R. Davis
    Item 2(b)          ADDRESS OF PRINCIPAL          2210 W. Dallas Street
                       BUSINESS OFFICE:              Houston, Texas  77019
    Item 2(c)          CITIZENSHIP:                  U.S.
    Item 2(d)          TITLE OF CLASS OF SECURITIES: Common Stock
    Item 2(e)          CUSIP NUMBER:                 209341 10 6

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                     (a)[ ] Broker or dealer registered under section 15 of the Act

                     (b)[ ]  Bank as defined in section 3(a)(6) of the Act

                     (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act

                     (d)[ ] Investment Company registered under section 8 of the Investment Company Act

                     (e)[ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                     (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

                     (g)[ ] Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)

                     (h)[ ]  Group, in accordance with
                             ss. 240.13d-1(b)(1)(ii)(H)

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ITEM 4.   OWNERSHIP
          (a)    Amount Beneficially Owned:   2,000,000

          (b)    Percent of Class:    approximately 16%

          (c)    Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote:    2,000,000

                 (ii)     Shared power to vote or to direct the vote        None

                 (iii)    Sole power to dispose or to direct the
                          disposition of:                              2,000,000

                 (iv)     Shared power to dispose or to direct the
                          disposition:                                      None

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          Not Applicable

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
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February ___, 1997
                                                          /s/ JOE R. DAVIS
                                                              Joe R. Davis

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